Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Tilden Associates, Inc.,
a Delaware corporation

and

Carrier Alliance Group, Inc.,
a New York corporation

and

Chris Panzeca and James Stanco,
as the Sole Shareholders of Carrier Alliance Group, Inc.

February 15, 2012

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of this 15th day of February, 2012, by and among Tilden Associates, Inc., a corporation duly organized and existing under the laws of the State of Delaware, located at 300 Hempstead Turnpike, West Hempstead, New York 11552 (“Tilden”), Carrier Alliance Group, Inc., a corporation duly organized and existing under the laws of the State of New York, located at 1501 Broadway, 27th Floor, New York, New York 10036 (“Carrier”), Chris Panzeca and James Stanco, with an address c/o Carrier Alliance Group, Inc., 1501 Broadway, 27th Floor, New York, New York 10036 as the sole shareholders of Carrier (the “Carrier Shareholders”). Carrier and the Carrier Shareholders are hereinafter referred to collectively as the “Carrier Parties” and are each, a “Carrier Party”. Each of Tilden, Carrier, and the Carrier Shareholders are a “Party” and are together, the “Parties”.

WHEREAS, the Carrier Shareholders own 100% of the issued and outstanding equity interests of Carrier on a fully diluted basis (the “Carrier Equity Interests”); and

WHEREAS, the Carrier Parties believe that it is in their respective best interests to exchange (the “Exchange”) all of their respective Carrier Equity Interests for 12,000,000 newly-issued shares of common stock, par value $0.0005 per share (the “Common Stock”), of Tilden which shall constitute 51.31% of the issued and outstanding shares of Tilden Common Stock immediately after the closing of the transactions contemplated herein (the “Tilden Exchange Shares”); and

WHEREAS, Tilden believes it is in the best interests of its stockholders to acquire all of the Carrier Equity Interests, which constitute 100% of the issued and outstanding shares of Carrier in exchange for the issuance of the Tilden Exchange Shares, all upon the terms and subject to the conditions as set forth in this Agreement; and

WHEREAS, it is the intention of the Parties that the Exchange qualify as a: (i) tax-free reorganization under Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended; and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”); and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SHARE EXCHANGE

Section 1.01                      Incorporation of Recitals. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

Section 1.02                      The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the date (the “Closing Date”) of the consummation of the transactions contemplated hereby (the “Closing”), the Carrier Shareholders shall assign, transfer and deliver, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, “Liens”), all of its Carrier Equity Interests as set forth in Schedule I attached hereto (the “Exchange Schedule”) in exchange for the number of Tilden Exchange Shares, which shall be free and clear of any and all Liens, other than restrictions under federal and state securities laws and regulations, set forth opposite such Carrier Shareholder name in the Exchange Schedule.

(b) As the result of the Exchange, (i) Tilden shall acquire 100% of the issued and outstanding Carrier Equity Interests, constituting an aggregate of 200 shares, and Carrier shall become a wholly owned subsidiary of Tilden and (ii) the Carrier Shareholders shall have received the Tilden Exchange Shares.

Section 1.03                      The Closing.

(a) The Closing shall take place at 12:00 p.m. (New York City time) at the offices of Lucosky Brookman LLP, 33 Wood Avenue South, 6th Floor, Iselin, New Jersey 08830, simultaneous with the date on which the Assignment described below is completed and all of the conditions precedent set forth in Articles V, VI and VII hereof are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the Parties.

(b) On the Closing Date, the Carrier Shareholders shall surrender their certificates representing their respective Carrier Equity Interests to Tilden, or its registrar or transfer agent, and be entitled to receive a certificate or certificates evidencing such Carrier Shareholder’s Tilden Exchange Shares.

(c) Immediately after the Closing, there shall be 23,385,903 shares of Tilden Common Stock issued and outstanding.

Section 1.04                      Termination. This Agreement may be terminated by the board of directors of Carrier (the “Carrier Board”) or the board of directors of Tilden (the “Tilden Board”), only in the event that either Carrier or Tilden, as applicable, does not meet their respective obligations or the conditions precedent set forth in Articles V, VI and VII hereof. If this Agreement is terminated pursuant to this Section 1.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder for any Party, except as expressly provided herein.

Section 1.05                      Additional Consideration.

(a) Tilden shall issue a senior secured promissory note in favor of Newco (as defined below) or its designees or assigns in the principal amount of Fifty Thousand Dollars ($50,000), in the form attached hereto as Exhibit A.

(b) The Carrier Shareholders, Tilden and Carrier each agree and acknowledge that for two years from Closing, NewCo or its designees or assigns shall own no less than 6% of the issued and outstanding shares of capital stock of Tilden on a fully diluted basis (the “Tilden Equity Interest”), other than issuances of capital stock relating to or in connection with (i) the consummation of any financing transaction with a Person (as defined in Section 2.01(a) herein) unrelated to any of the Parties or their respective affiliates, except Tilden may enter into a financing transaction with a Person related to any of the Parties or their respective affiliates if Tilden receives greater than or equal to Fifty Thousand Dollars ($50,000), (ii) a merger, acquisition or other business combination with a Person unrelated to any of the Parties or their respective affiliates, (iii) commencing on or after the one year anniversary of the Closing Date, a stock option plan approved by the Tilden Board or (iv) the issuance of one share of preferred stock to each Carrier Shareholder which preference over the common provides the Carrier Shareholders solely with a majority shareholder vote.

Section 1.06                      Additional Obligations

(a) Immediately prior to the Closing, Tilden shall assign (the “Assignment”) any and all assets and liabilities including without limitation, any cash, accounts receivable and franchising contracts held by Tilden, to a newly created subsidiary of Tilden (“NewCo”). The Tilden Board shall appoint Jason Baskind to the board of directors of NewCo and Robert Baskind shall be appointed Chief Executive Officer and Chairman of the board of directors of NewCo, and subsequent to Closing neither Tilden nor the Carrier Shareholders can directly or indirectly make any changes to the board or officers of NewCo.

(b) Within 15 days of the completion of the Assignment, the shares of stock of each subsidiary of Tilden which existed prior to the Closing Date, shall be assigned to NewCo (the “Subsidiary Assignment”).

(c) Upon notice by Robert Baskind to the Tilden Board, Tilden shall effectuate the following: (i) spin-out NewCo and all its assets to the stockholders of record of Tilden as of the date immediately prior to the Closing Date as a separate entity from Tilden and (ii) within 5 days of the Subsidiary Assignment, Tilden shall assign its corporate name, “Tilden Associates, Inc.” to Newco.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CARRIER

Each Carrier Party, jointly and severally, represents and warrants to Tilden and NewCo that, as of the date hereof and as of the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 2.01                      Incorporation; Authorization; Enforceability.

(a) Carrier is duly organized, validly existing and in good standing under the laws of the State of New York.  Carrier has the power and authority to carry on its business as it is now being conducted. Carrier has all corporate power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.  Carrier does not own, directly or indirectly, nor has Carrier entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any (collectively, a “Person”) partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority (as defined in Section 2.01(b) herein) or is a member of or participant in any Person or has any subsidiaries.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the Articles of Incorporation or Bylaws of Carrier; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Carrier or under any of the terms, conditions or provisions of any contract, agreement or other arrangement to which Carrier is a party or to which any of its properties or assets may be bound, or any permit, registration, approval, license or other authorization or filing to which Carrier is subject or to which any of its properties or assets may be subject; (c) require any action, consent or approval of any Person; (d)violate any order, writ, or injunction, or any decree or law applicable to Carrier or its business, properties, or assets; or (e) require any action, consent or approval of, or review by, or registration or filing by the Company or any of its shareholders with any national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by same to perform any of such functions (“Governmental Authority”).

(c) Carrier has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Carrier and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Carrier and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part and no other action or proceeding on the part of Carrier is necessary to authorize the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

(d) When fully executed by all Parties, this Agreement constitutes the valid and binding obligation of Carrier, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 2.02                      Issued and Outstanding Interests.

(a) There are 200 shares of Carrier currently issued and outstanding on a fully diluted basis.  The issued and outstanding Carrier Equity Interests are validly issued, fully paid and non-assessable. No shares of capital stock of Carrier are subject to preemptive rights or any other similar rights and the Carrier Equity Interests were issued in compliance with all applicable federal or state securities laws, and the rules and regulations promulgated thereunder (the “Securities Laws”).

(b) Carrier’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof).  All accounts, books, ledgers and official and other records of Carrier fairly and accurately reflect all of Carrier’s transactions, properties, assets and liabilities.

Section 2.03                      Options or Rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Carrier or arrangements by which Carrier is or may become bound to issue additional shares of capital stock of Carrier, (ii) no agreements or arrangements under which the Carrier is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Carrier (or any agreement providing any such rights).

Section 2.04                     No Dividends, Options or Warrants.  Carrier has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to the Carrier Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its equity or (ii) granted, or agreed to grant, any options, or other rights for its shares of common stock or other corporate securities calling for the issuance thereof, except in connection with this Agreement.

Section 2.05                      Litigation and Proceedings.  There are no actions, suits, hearings, inquiries, reviews, proceedings or investigations pending against Carrier before any court or Governmental Agency and Carrier has not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

Section 2.06                      No Conflicts.  The execution, delivery and performance of this Agreement by Carrier will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Carrier or its equity capital; or (iii) violate or breach any contractual obligation to which Carrier is a party or its equity is bound.

Section 2.07                      Compliance with Laws and Regulations.  To its knowledge, Carrier has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Carrier and except to the extent that noncompliance would not result in the occurrence of any material liability for Carrier. Neither Carrier nor any of its officers, directors, employees, or agents has received any notice from any Governmental Authority that Carrier has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 2.08                      Financial Obligations; Taxes.

(a) Carrier has no liabilities or obligations, direct or indirect, matured or unmatured, contingent or otherwise, of any nature whatsoever, and has not (i) borrowed or agreed to borrow any funds, or incurred or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims, other than as contemplated by this Agreement and approximately $150,000.

(b) Carrier has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof.  Neither Carrier nor the Carrier Shareholders have any liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties).

Section 2.09                      Accuracy.  All representations, warranties and certifications contained in this Agreement and all the other documents delivered in connection with this Agreement and the Exchange delivered directly or indirectly by Carrier or the Carrier Shareholders are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE CARRIER SHAREHOLDERS

The Carrier Shareholders, severally and jointly, represent and warrant to Tilden and NewCo that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 3.01                      Good Title.  Such Carrier Shareholder is the record and beneficial owner, and has good title to its Carrier Equity Interests, with the full right and authority to sell and deliver such Carrier Equity Interests, free and clear of any and all Liens, to Tilden pursuant to the Exchange. At Closing, Tilden, as the new owner of such Carrier Equity Interests, will receive good title to such Carrier Equity Interests, free and clear of all Liens.

Section 3.02                      Due Formation; Power and Authority.

(a) Such Carrier Shareholder has the power and authority to carry on its business as it is now being conducted.

(b) Such Carrier Shareholder, is of majority age and has the legal capacity, to execute and deliver this Agreement and consummate the transactions contemplated hereby, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid, and binding obligation of such Carrier Shareholder, enforceable against such Carrier Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 3.03                      No Conflicts.  The execution and delivery of this Agreement by such Carrier Shareholder and the performance by such Carrier Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or Governmental Authority; (ii) will not violate any laws applicable to such Carrier Shareholder or its Carrier Equity Interests; and (iii) will not violate or breach any contractual obligation to which such Carrier Shareholder is a party or under which its Carrier Equity Interests or any of his other assets are bound.

Section 3.04                      Acquisition of Tilden Exchange Shares for Investment.

(a) The Tilden Exchange Shares to be acquired by such Carrier Shareholder hereunder will be acquired for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such Carrier Shareholder has no present intention of selling, granting any participation in or otherwise distributing the Tilden Exchange Shares, except in compliance with applicable securities laws. Such Carrier Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person any of the Tilden Exchange Shares.

(b) Such Carrier Shareholder (i) can bear the economic risk of his investment and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of its investment in Tilden and its securities.

(c) Such Carrier Shareholder understands that the Tilden Exchange Shares are not registered under the Securities Act and that the issuance hereof to such Carrier Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Such Carrier Shareholder is an “accredited investor,” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Such Carrier Shareholder agrees to provide documentation to Tilden prior to the Closing as may be requested by Tilden to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire.  Each certificate representing the Tilden Exchange Shares issued to such Carrier Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable Securities Laws (as defined herein):

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”;

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(d) Such Carrier Shareholder acknowledges that neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) Such Carrier Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Tilden and its securities and that all information required to be disclosed to it under Regulation D has been made available to it by Tilden, including without limitation all SEC documents filed by Tilden.  To the full satisfaction of such Carrier Shareholder, he has been furnished all materials that it has requested relating to Tilden and the issuance of the Tilden Exchange Shares hereunder, and has been afforded the opportunity to ask questions of Tilden’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Carrier Shareholder. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Tilden set forth in this Agreement, on which such Carrier Shareholder has relied in making an exchange of its Carrier Equity Interests for the Tilden Exchange Shares.

(f) Such Carrier Shareholder understands that the Tilden Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Tilden Exchange Shares or any available exemption from registration under the Securities Act, the Tilden Exchange Shares may have to be held indefinitely.  Such Carrier Shareholder further acknowledges that the Tilden Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, Tilden’s compliance with the reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.05                      Additional Legend; Consent.  Additionally, the Tilden Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Such Carrier Shareholder consents to Tilden making a notation on its records or giving instructions to any transfer agent of the Tilden Exchange Shares in order to implement the restrictions on transfer of the Tilden Exchange Shares.

ARTICLE IV

REPRESENTATIONS, COVENANTS AND WARRANTIES OF TILDEN

Except as set forth in the disclosure schedules to this Article IV that are attached hereto (the “Tilden Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, Tilden represents and warrants to each Carrier Party that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 4.01                      Organization; Authority.

(a) Tilden is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Tilden is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of Tilden.  Tilden has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(c) This Agreement constitutes the valid and binding obligation of Tilden, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 4.02                      Capitalization.

(a) Tilden’s authorized capital stock consists solely of 30,000,000 shares of Tilden Common Stock. Prior to closing, an aggregate of 11,385,903 Tilden shares of Common Stock are issued and outstanding. Except for the shares of Tilden Common Stock described in the foregoing provisions of this Section 4.02(a), there are no shares of capital stock or other equity securities of Tilden authorized, issued or outstanding.  No shares of Tilden Common Stock are held in Tilden’s treasury or reserved for issuance.

(b) All of the Tilden outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other rights of any Person to acquire securities of Tilden. Each Carrier Shareholder shall receive good and valid title to its respective Tilden Exchange Shares, free and clear of all Liens.

(c) There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock or other securities of Tilden.  Other than as set forth in this Agreement, there are no agreements of any character to which Tilden is a party or by which it is bound obligating Tilden to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Tilden or obligating Tilden to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue shares of Tilden Common Stock except as set forth in this Agreement.

(d) Tilden’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof).  All accounts, books, ledgers and official and other records of Tilden fairly and accurately reflect all of Tilden’s transactions, properties, assets and liabilities.

(e) All outstanding equity securities of Tilden have been issued and granted in compliance with all Securities Laws and other applicable laws and regulations, and all requirements set forth in any contract, agreement or instrument to which Tilden is a party or under which its assets are bound.

(f) There are no registration rights, rights plan, anti-takeover plan or other agreement or understanding to which Tilden is a party or by which it or its assets are bound, with respect to any equity security of any class of Tilden, and there are no agreements to which Tilden is a party, or which Tilden has knowledge of after due diligence, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 4.03                      Financial Statements; Taxes.

(c) All financial statements of Tilden have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied on the date and throughout the periods involved. The Tilden balance sheets, statements of operations, stockholders’ equity and cash flows are true and accurate and present fairly as of their respective dates the financial condition of Tilden.

(d) Other than as disclosed on its reports filed with the SEC, Tilden has no liabilities or obligations, direct or indirect, matured or unmatured, contingent or otherwise, of any nature whatsoever, and has not (i) borrowed or agreed to borrow any funds, or incurred or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims.

(e) Tilden has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof.  Tilden has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties).

(f) The books and records, financial and otherwise, of Tilden are complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

Section 4.04                      Absence of Certain Changes or Events.  Since the date of the last report filed by Tilden with the SEC:

(a) There has not been any adverse change in the business, operations, properties, assets or condition of Tilden.

(b) Tilden has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which are outside of the ordinary course of business; (iv) made any change in its method of accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; or (vi) made any accrual or arrangement for, or payment of bonuses or special compensation of, any kind, or any severance or  termination pay to any present or former officer or employee.

(c) Tilden has not become subject to any law or regulation, which adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Tilden.

Section 4.05                      Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge after diligent investigation by Tilden, threatened by or against Tilden or affecting Tilden or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, other than the judgment against one of its subsidiaries.

Section 4.06                      No Conflicts; Compliance With Laws and Regulations.

(a) Tilden has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof. Tilden is not a party to or bound by, and the properties of Tilden are not subject to, any judgment, order, writ, injunction, decree or award.

(b) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Tilden is a party or to which it or any of its assets, properties  or operations are subject.

(c) The execution, delivery and performance of this Agreement by Tilden will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Tilden or its capital stock; or (iii) violate or breach any contractual obligation to which Tilden is a party or its capital stock bound.

Section 4.07                      Material Transactions or Affiliations.  Other than as disclosed on reports filed by Tilden with the SEC, there exists no contract, agreement or arrangement between Tilden and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding shares of Tilden Common Stock; no officer, director nor 5% stockholder has, or has had since the inception of Tilden, any known interest, direct or indirect, contingent or otherwise, in any such transaction with Tilden and Tilden has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

Section 4.08                      SEC Reports.

(a) Each filing made by Tilden (the “Tilden SEC Reports”) with the SEC (i) was prepared in accordance and complied with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC applicable thereunder to such Tilden SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Tilden SEC Reports comply with the published rules and regulations of the SEC with respect thereto, and each fairly presents in all material respects the financial position of Tilden at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(c) Tilden is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act.

ARTICLE V

PRE-CLOSING COVENANTS

On or before the Closing Date, the Parties shall have complied with and/or provided the following:

Section 5.01                      Access to Properties and Records.  Each of Tilden and Carrier, shall have afforded to the officers, directors, and holders of its equity that are signatories hereto and authorized representatives of the other full access to their respective properties, books and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Tilden or Carrier, as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02                      Officers and Directors of Tilden at Closing Date.  On the Closing Date, Robert Baskind shall resign from each officer position held at Tilden and immediately thereafter, the Tilden Board shall appoint Mr. Christopher Panzeca to serve as Chief Executive Officer and President and Mr. James Stanco to serve as Chief Financial Officer and Treasurer. Mr. Baskind shall remain on the Board of Tilden after the Closing Date. Additionally, on the Closing Date, Jason Baskind, a current director of Tilden, shall resign from the Tilden Board and all other positions held with Tilden and Mr. Christopher Panzeca and Mr. James Stanco shall be appointed to the Tilden Board effective immediately upon the Closing.

Section 5.03                      Securities Law Compliance.  Each of Tilden and Carrier understands and agrees that the consummation of this Agreement, including the issuance of the Tilden Exchange Shares to the Carrier Shareholders in exchange for the their respective Carrier Equity Interests as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Each of Tilden and Carrier, agrees that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.  Furthermore:

(a) In connection with the transactions contemplated by this Agreement, Tilden and Carrier, shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where the Carrier Shareholders reside, unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by the Parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, each Party shall execute and deliver to the others, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like as a Party or its counsel may reasonably request in connection with reliance on exemptions from registration under the Securities Laws.

Section 5.04                     Further Assurances.  Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF TILDEN

The obligations of Tilden under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01                      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Carrier and the Carrier Shareholders in this Agreement were true in all material respects when made and shall be true in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date).  Carrier shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Carrier, prior to or at the Closing.  Tilden shall be furnished with a certificate, signed by a duly authorized executive officer of Carrier, and dated the Closing Date, to the foregoing effect.

Section 6.02                     Officer’s Certificate.  Tilden shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Carrier, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of Carrier, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement by or against Carrier, which might result in a material adverse change in any of the assets, properties, business or operations of Carrier.

Section 6.03                      Closing Certificate.   Tilden, shall have been furnished with a certificate, dated the Closing Date and signed by duly authorized executive officers of Carrier, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed herein, by or against Carrier Parties, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of Carrier.

Section 6.04                      Good Standing.   Tilden, shall have received a certificate of good standing from the Secretary of State of the State of New York or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that Carrier is in good standing as a corporation in the State of New York, including, without limitation, that Carrier has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.05                      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court, governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06                      Consents.  All material consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Carrier, after the Closing Date on the basis as presently operated, shall have been obtained.

Section 6.07                      Other Items. Tilden shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Tilden may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF CARRIER
AND THE CARRIER SHAREHOLDERS

The obligations of Carrier and the Carrier Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01                      Accuracy of Representations and Performance of Covenants. The representations and warranties made by Tilden in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Tilden shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Tilden. Carrier shall be furnished with a certificate, signed by a duly authorized executive officer of Tilden and dated the Closing Date, to the foregoing effect.

Section 7.02                      Closing Certificate.   Carrier, shall have been furnished with a certificate, dated the Closing Date and signed by duly authorized executive officers of Tilden, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Tilden Schedules, by or against Tilden, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of Tilden.

Section 7.03                      Good Standing.   Carrier, shall have received a certificate of good standing from the
Secretary of State of the State of Delaware or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that Tilden is in good standing as a corporation in the State of Delaware, including, without limitation, that Tilden has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04                      No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05                      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Tilden after the Closing Date on the basis as presently operated, shall have been obtained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                      Post-Closing Covenants.

(a) Directors of Tilden at Closing Date.  On the Closing Date, Jason Baskind, a current director of Tilden, shall resign from the Tilden Board.  Robert Baskind shall remain on the Tilden Board. Mr. Christopher Panzeca and Mr. James Stanco’s appointment to the Tilden Board shall become effective immediately upon the Closing.

(b) Officers of Tilden at Closing Date.  On the Closing Date, Robert Baskind shall resign from each officer position held at Tilden and immediately thereafter, the Tilden Board shall appoint Mr. Christopher Panzeca to serve as Chief Executive Officer and President and Mr. James Stanco to serve as Chief Financial Officer and Treasurer.

(c) Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Carrier, after the Closing Date, Tilden shall use its best efforts to provide such information available to Tilden, including, without limitation, information, filings, reports, financial statements or other circumstances of Tilden occurring, reported or filed prior to the Closing, as may be necessary or required by Tilden for the preparation of the reports that Tilden is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing, and any SEC comments relating thereto or any SEC inquiry thereof.

(d) Reverse Split.  Subsequent to Closing, Tilden will effectuate a 1-for-10 reverse stock split of the Tilden issued and outstanding shares of Common Stock (the “Reverse Split”).

(e) Indemnification.

(i) Tilden, shall indemnify and hold harmless Carrier and its officers, directors and agents from and against any and all losses, damages, fees, costs, expenses, obligations and liabilities (collectively, the “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other governmental or administrative agency proceedings in respect thereof, including enforcement of this Agreement (collectively, the “Actions” and together with the Liabilities, the “Losses”), arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article II and Article III, respectively, of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement.

(ii) Carrier hereby agrees to indemnify Tilden and NewCo and their respective officers, directors, stockholders, representatives and agents, from and against any and all Losses to which it or they may become subject arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article IV of this Agreement, (B) a material breach of any covenant or agreement in this Agreement or any related agreement or (C) any Action arising after the Closing.

(iii) Without limiting the foregoing, Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

(iv) The indemnification provided for in this paragraph (d) shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement.

(f)           Registration. If at any time after the date hereof Tilden shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its securities, then Tilden shall send to each holder of any of the Tilden Equity Interest written notice of such determination and, if within twenty calendar days after receipt of such notice, any such holder shall so request in writing not to be included in such registration, Tilden shall include in such registration statement all or any part of the Tilden Equity Interest. The holders whose shares are included or required to be included in such registration statement are granted the same rights, benefits, liquidated or other damages and indemnification granted to all other holders of securities included in such registration statement.  All expenses incurred by Tilden in complying with this section, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for Tilden, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the NASD, transfer taxes, and fees of transfer agents and registrars, shall be paid by Tilden.

Section 8.02                     Brokers.  Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Each of the Carrier Parties agrees to indemnify Tilden and its officers, directors, agents, representatives and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby. Tilden agrees to indemnify each of the Carrier Parties and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby

Section 8.03                      Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the county of Nassau, New York,  for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 8.04                      Notices.  All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to Carrier, to:	Carrier Alliance Group, Inc.
1501 Broadway, 27th Floor
New York, New York 10036
Attention: Christopher Panzeca
Chief Executive Officer
Telephone: 646-307-6911
Facsimile: 1-866-674-7755

If to the Carrier
Shareholders, to:	1501 Broadway, 27th Floor
New York, New York 10036
Attention: Christopher Panzeca
Telephone: 646-307-6911
Facsimile: 1-866-674-7755

If to Tilden, to:	Tilden Associates, Inc.
300 Hempstead Turnpike
West Hempstead, New York 11552
Attention: Robert Baskind
Telephone: 516-746-7911
Facsimile: 516-746-1288

In each case, with copies (which
shall not constitute notice) to:	Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Attention: Joseph Lucosky
Telephone: 732-395-4400
Facsimile: 732-395-4401

David Lubin & Associates, PLLC
10 Union Avenue
Lynbrook, NY 11563
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Notice shall be deemed to have been duly received:

(a) If given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b) If given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c) If given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 8.04.

Section 8.05                      Attorney’s Fees.  In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06                     Confidentiality.  Each Party agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and such Party’s officers, directors, employees, advisors, agents or representatives (collectively, the “Representatives”) shall hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof (whether written or oral and regardless of whether such information is marked “Confidential”) from any Representative or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving Party; (ii) required by law to disclose; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each Party shall return to the other all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.07                      Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.  Copies of any such filings, public announcements or disclosures, including, without limitation, any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.08                      Third Party Beneficiaries.  This Agreement is strictly between Tilden, NewCo, Carrier and each of the Carrier Shareholders and, except as specifically provided, no other Person shall be deemed to be a third party beneficiary of this Agreement. Each Party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 8.09                     Expenses.  Subject to Article VII and Article VIII herein, whether or not the Exchange is consummated, each of Tilden and Carrier shall bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, Carrier shall be responsible for all costs and expenses related to the spin-out of NewCo and all its assets to the stockholders of record of Tilden and all filings to be made as of and subsequent to the Closing with the SEC.

Section 8.10                      Entire Agreement.  This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11                      Survival; Termination.  The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year. Carrier and the Carrier Shareholders agree and acknowledge that notwithstanding anything contained herein to the contrary, upon 10 days notice to Tilden at the election of Robert Baskind, the Exchange shall be reversed (meaning the Tilden Exchange Shares shall be automatically cancelled) and the Parties returned to their respective positions prior to the Closing if any of the conditions or obligations contained herein do not occur, including without limitation, Tilden fails to file the requisite Current Report on Form 8-K within 71 days of Closing or fails to spin out NewCo as and when requested by Robert Baskin.

Section 8.12                      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument.  Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13                      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section 8.14                      Separate Legal Counsel.  Each Party hereby acknowledges, agrees and represents and warrants to the other Parties that it has been represented by its own separate legal counsel, or has waived any conflict of interest, in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, and no such Party has relied on any other Party’s legal counsel or such other Party’s counsel’s advisement in connection herewith. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s).

-Signature Page Follows-

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above, and the corporate Parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

TILDEN ASSOCIATES, INC.

By:	/s/
Name: Robert Baskin
Title: Chief Executive Officer

CARRIER ALLIANCE GROUP, INC.

By:	/s/
Name: Christopher Panzeca
Title: Chief Executive Officer and Director

By:
Name: James Stanco
Title: Treasurer and Director

By:
Name: Christopher Panzeca

By:
Name: James Stanco

-Signature Page to Share Exchange Agreement-

SCHEDULE I

Name of Carrier Shareholder	Number of Carrier Shares Exchanged	Number of Shares of Tilden Common Stock Issued
Christopher Panzeca	105	6,000,000
James Stanco	95	6,000,000

EXHIBIT A

SENIOR SECURED PROMISSORY NOTE